Mail Stop 4561

									March 21, 2006


Mr. Richard G. Spencer
President and Chief Executive Officer
Fidelity Bancorp, Inc.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
Via Mail and Facsimile (412) 364-6504

      Re:	Fidelity Bancorp, Inc.
		Form 10-K for the fiscal year ended September 30, 2005 Form 10-Q for the quarter ended December 31, 2005
		File No. 0-22288

Dear Mr. Spencer:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Joyce Sweeney
      Accounting Branch Chief